Exhibit 99.2

Investor Highlights March 23, 2023 NYSE: OXM

We own brands that evoke happiness

Investment Highlights High - margin portfolio of happy, upbeat lifestyle brands Flexible, resilient business model driven by direct - to - consumer focus Significant opportunity for profitable growth • Digital capabilities driving customer reach and engagement • Omnichannel digital expertise • Compelling bricks and mortar footprint, with increased pace of store openings • Momentum in food and beverage, with growing pipeline of new Marlin Bars Successful acquisition track record, including the addition of Johnny Was in September 2022 Strong cash flow and balance sheet to fuel growth Experienced, long - term management team Return of capital to shareholders • Paid dividend every quarter since going public in 1960 • Quarterly dividend of $0.65 per share • Additional return via share repurchases of $100 million since the beginning of 4Q21

Financial Highlights * Outlook provided on March 23 , 2023. See Forward - Looking Statements on the final slide for additional information regarding projected financial results. ** FY22 includes $73 million of net sales for the 19 weeks of Johnny Was since acquisition. *** Pro - forma FY22 revenue includes $207 million of sales, which is a full year for Johnny Was, including revenue prior to acquisition FY 23P* FY 22** Revenue $1.620B to $1.660B $1.412B Growth Rate 15% to 18% EPS – GAAP $10.86 to $11.26 $10.19 Growth Rate 7% to 11% EPS – Adjusted $11.50 to $11.90 $10.88 Growth Rate 6% to 9% Tommy Bahama 57% Lilly Pulitzer 22% Johnny Was 13% Emerging Brands 8% Pro - Forma FY22 Revenue by Operating Group*** Retail 39% E - Commerce 33% Wholesale 21% Restaurant 7% Pro - Forma FY22 Revenue by Distribution Channel***

OXFORD

For more information on our Company and our Brands
www.oxfordinc.com



www.tommybahama.com



www.lillypulitzer.com



www.johnnywas.com



www.southerntide.com



www.thebeaufortbonnetcompany.com



www.duckhead.com

NYSE: OXM

NYSE: OXM This infographic was prepared as of March 23, 2023, and any subsequent distribution, dissemination or reproduction of this in fog raphic or any of its content is not an affirmation or restatement of any forward - looking statements contained herein. Forward - Looking Statements This infographic includes statements that constitute forward - looking statements. Such statements are subject to a number of risk s, uncertainties and assumptions which could cause actual results to differ materially from those anticipated or projected, including, without li mitation, those identified under Part I, Item 1A. contained in our Annual Report on Form 10 - K for the period ended January 29, 2022 under the heading “Risk Factors,” those descri bed from time to time in subsequent reports filed with the SEC and those identified in our press release dated March 23, 2023 under the caption, “Safe Harbor”, all of wh ich are available under the Investor Relations tab of our website at oxfordinc.com. Those risks may not be the only risks which may impact our forward - looking statements. We disclai m any intention, obligation or duty to update or revise any forward - looking statements, whether as a result of new information, future events or otherwise, except as required by law. Basis of Presentation All per share information is presented on a diluted basis. Non - GAAP Measures This infographic contains certain non - GAAP financial metrics, such as adjusted earnings per share, which are intended to supplem ent our consolidated financial results presented in accordance with GAAP. We use these adjusted financial measures in making financial, operational and planning decisions, to evaluate our ongoing performance and in discussions with investment and other financial institutions, our board of directors and others. Reconcili ati ons of these adjusted measures to the most directly comparable GAAP financial measures are presented in tables included at the end of our press release dated March 23, 2023.